Filed under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 225 — dated Monday, August 18, 2008 (To: Prospectus Dated July 21, 2008)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050XC92	[$]	100.000%	1.500%	[$]	FIXED	6.200%	SEMI-ANNUAL	08/15/2018	02/15/2009	$28.76	YES	Subordinated Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

06050XD26	[$]	100.000%	2.000%	[$]	FIXED	6.375%	MONTHLY	08/15/2023	09/15/2008	$3.01	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 08/15/2011 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring any time on or after 08/15/2011 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

			Offering Dates: Monday, August 18, 2008 through Monday, August 25, 2008							Bank of America InterNotes
			Trade Date: Monday, August 25, 2008 @ 12:00 PM ET							Prospectus dated 21-Jul-08
			Settlement Date: Thursday, August 28, 2008
			Minimum Denomination/Increments: $1,000.00/$1,000.00
Bank of America	Moody’s Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: AA-
Fitch Inc. Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
			DTC Number 0235 via RBC Dain Rauscher Inc.

			If the maturity date or an interest payment date for any note is not a business day (as term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

			InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.